Exhibit 7.7

CONSORTIUM AGREEMENT

This Consortium Agreement (“Agreement”) is entered into as August 13, 2012 by and between Urban Prosperity Holding Limited, an affiliate of FountainVest Partners (“FountainVest”), and Mr. Yu Chuan Yih (the “Shareholder”) in connection with a possible acquisition (the “Transaction”) of LJ International Inc. (the “Company”), to be effected through a special purpose vehicle (“Bidco”) to be owned by the Sponsor(s) (as defined in Section 23 below) and the Shareholder.

Each of the Shareholder and the Sponsor is referred to herein as a “Party”, and collectively, the “Parties”. The Shareholder and the Sponsor (together, the “Consortium”), intending to be legally bound, hereby agree to the following:

1. Process.

(a) The Parties agree to participate in the Transaction on the terms set forth in this Agreement. The Parties shall use their reasonable best efforts and cooperate in good faith to collectively: (i) undertake due diligence with respect to the Company and its business, (ii) secure equity financing (and, if applicable, other financing) in respect of the Transaction; (iii) engage in discussions with the Company regarding the Transaction; (iv) negotiate the terms of definitive documentation in respect of the Transaction (the “Definitive Agreements”), including without limitation the terms of agreements between the Parties required to support the Transaction or to regulate the relationship between the Parties; and (v) obtain all applicable governmental, statutory, regulatory or other approvals, licenses, waivers or exemptions required or, in the reasonable opinion of the Parties, desirable for the consummation of the Transaction. This Agreement does not constitute any binding commitment with respect to a Transaction. Such a commitment will result only from the execution of Definitive Agreements, and then will be on the terms provided in such documentation. In no event will either Party hereto be obligated without such Party’s consent to enter into or otherwise be a party to any Definitive Agreements.

(b) All advisors to the Consortium (the “Advisors”) shall be jointly selected by the Sponsor and the Shareholder. In connection with the Transaction, Fried, Frank Harris, Shriver & Jacobson LLP (“Fried Frank”) is acting as international legal advisor to the Consortium, Conyers, Dill & Pearman is acting as British Virgin Islands legal advisor to the Consortium, and Sidley Austin LLP is acting as legal advisor to the Shareholder.

2. Commitment to the Consortium. Within the Exclusivity Period, and without limiting any other rights that the Sponsor has under its previous agreement with the Company, unless FountainVest and the Shareholder have otherwise consented in writing:

(a) The Shareholder and the Sponsor agree to deal exclusively with each other in respect to the Transaction, and neither the Shareholder nor the Sponsor will (and will cause Bidco and each of their respective Representatives not to) : (i) directly or indirectly initiate, solicit, encourage or otherwise engage in discussions, negotiations or related activities with any third party with respect to a Competing Transaction, (ii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue a Competing Transaction, or (iii) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do or omit to do, anything which is inconsistent with the Transaction as contemplated under this Agreement;

(b) The Shareholder agrees (i) to vote, or cause to be voted, at every shareholder or members meeting (whether by written consent or otherwise) all Securities in favor of the Transaction and against any Competing Transaction or matter that would facilitate a Competing Transaction; and (ii) not to, and will not permit any of its Representatives to, directly or indirectly: (A) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell, any Shareholder Shares (“Transfer”), or enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of the Shareholder Shares, or any right, title or interest thereto or therein, (B) deposit any Shareholder Shares into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Shareholder Shares, (C) take any action that would make have the effect of preventing, disabling or delaying the Shareholder from performing its obligations under this Agreement or (D) agree (whether or not in writing) to take any of the actions referred to in the foregoing clauses (i) or (ii) of this Section 2(b); and

(c) The Shareholder and the Sponsor will, and will cause their respective Representatives to, immediately cease and terminate any existing activities, discussions and negotiations in connection with any Competing Transaction other than with the Parties. During the Exclusivity Period, the Shareholder and the Sponsor shall provide each other notice of any unsolicited offer or proposal received in relation to any Competing Transaction, including the terms of any such offer or proposal, and any written communications with respect thereto, which the Shareholder or the Sponsor may receive.

(d) In the event of a Competing Transaction, the Shareholder agrees that he shall not enter into any understanding or arrangement with any party to such Competing Transaction or any affiliate of such party (including taking any employment, consulting, or advisory role with or holding any equity or debt in the Company or any successor entity of the Company or its businesses) for a two-year period commencing on the date of the completion of the Competing Transaction.

3. Additional Consortium Members. The Shareholder and FountainVest may agree to admit one or more additional Consortium members which will provide equity capital to the Consortium for the consummation of the Transaction. Such additional Consortium members shall execute a deed of adherence to this Agreement in form and substance satisfactory to each of them.

4. Debt Financing. The Parties agree and acknowledge that the closing of the Transaction shall not be subject to any debt financing condition. In the event that debt financing is required as mutually determined by the Parties, the Parties shall use their reasonable best efforts to arrange debt financing for the Transaction. The Parties shall work together and cooperate in good faith in connection with arranging the debt financing. The Sponsor shall coordinate with banks and other financing sources identified by the Sponsor in connection with the debt financing, and the Shareholder shall provide such necessary assistance in connection with arranging the debt financing as may be reasonably requested by the Sponsor.

5. Confidentiality. Each of the Shareholder and the Sponsor shall, and shall direct its Representatives to, keep this Agreement and the Transaction confidential and shall not make any public statement or announcement concerning or disclose to any third party the fact that discussions or negotiations are taking place concerning the Transaction or any of the terms, conditions or other facts with respect thereto, including the status thereof, other than as mutually agreed in writing by the Shareholder and the Sponsor or as required by applicable laws, rules or regulations. Each of the Sponsor and the Shareholder will coordinate in good faith on all public disclosure required by securities laws or exchange rules, press releases and other public relation matters relating to the Transaction.

6. Certain Fees and Expenses.

(a) Upon consummation of the Transaction, Bidco shall reimburse each Party hereto for all fees and out-of-pocket expenses incurred by them in connection with the Transaction.

(b) If the Transaction is not eventually consummated (and Section 6(c) below does not apply), the Sponsor agrees to pay (and in the case of more than one Sponsor, to share ratably based on such Sponsor’s planned equity participation in the Transaction) all fees and out-of-pocket expenses payable by the Consortium in connection with the Transaction incurred prior to the termination of this Agreement, including (i) any fees and expenses payable to the Advisors and any lenders and other financing sources and (ii) any reasonable fees and expenses payable to Sidley Austin LLP and to the extent disclosed and agreed to by the Sponsor, any fees and expenses payable to any other advisors in connection with their representation of the Shareholder.

(c) If the Transaction is not consummated and one of the Parties has breached this Agreement, then such breaching Party shall reimburse any non-breaching Party for all fees and out-of-pocket expenses payable by such non-breaching Party in connection with the Transaction, without prejudice to any rights and remedies otherwise available to such non-breaching Party.

(d) Each of the Parties shall share, ratably based on such Party’s planned equity participation in the Transaction, any termination, topping, break-up or other fees or amounts payable by the Company or Bidco, net of the expenses required to be borne by them pursuant to Section 6(b).

7. Shareholders Agreement. The Shareholder and the Sponsor shall negotiate in good faith to enter into (and cause Bidco to enter into) the Shareholders’ Agreement, at or prior to the completion of the Transaction, on terms and conditions mutually agreed among the Parties.

8. Limitation of Liability. The obligations of each Party under this Agreement are several (and not joint or joint and several).

9. Specific Performance. Each Party acknowledges and agrees that the other Party would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

10. Negotiation of the Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

12. Arbitration. Subject to Section 9, all disputes, actions and proceedings arising out of or relating to this Agreement shall be referred to and finally resolved by arbitration in Hong Kong under the UNCITRAL Arbitration Rules in accordance with the Hong Kong International Arbitration Center (“HKIAC”) Procedures for the Administration of International Arbitration in force at the date of this Agreement, which rules are deemed to be incorporated by reference in this Section 12. The place of arbitration shall be Hong Kong and the language of arbitration shall be English. The appointing authority shall be the HKIAC. There shall be one arbitrator agreed to by the claimant and the respondent, and if they cannot so agree on such arbitrator within five business days of the commencement of the notice of arbitration proceedings, three arbitrators shall be appointed. In such case, two of the arbitrators shall be nominated by the respective parties, and if either party shall abstain from nominating its arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator, provided that if such two arbitrators shall fail to choose a third arbitrator within 20 days after such two arbitrators have been selected, the HKIAC, upon the request of either party, shall appoint a third arbitrator. The third arbitrator shall be the presiding arbitrator. The arbitration shall be conducted in private. Each Party agrees that all documents and evidence submitted in the arbitration (including, without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the applicable Parties otherwise agree in writing. The arbitral award is final and binding upon the applicable Parties.

13. Representation. As of the date of this Agreement, (a) the Shareholder holds (i) of record the number of outstanding Shares set forth under the heading “Shares Held of Record” next to his name on Schedule A hereto, and (ii) the other Securities of the Company set forth under the heading “Other Securities” next to his name on Schedule A hereto, in each case free and clear of any encumbrances or restrictions; and (b) the Shareholder does not own, directly or indirectly, any Shares or other Securities of the Company, other than the Securities set forth on Schedule A hereto. For purposes of this Section 8(c), “owns” means the Shareholder (x) is the record holder of such Security or (y) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such Security.

14. Notice. Any notice, request, instruction or other document to be provided hereunder by any Party to another Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile, overnight courier or electronic mail, to the address provided under such other Party’s signature page hereto, or to such other address or facsimile number or electronic mail address as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

15. No Modification. No provision in this Agreement can be waived, modified or amended except by written consent of the Parties, which consent shall specifically refer to the provision to be waived, modified or amended and shall explicitly make such waiver, modification or amendment.

16. No Waiver of Rights. It is understood and agreed that no failure or delay by any Party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

17. Counterparts; Entire Agreement. This Agreement may be signed and delivered by facsimile or portable document format via electronic mail and in one or more counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument. This Agreement sets forth the entire agreement and understanding between the Parties and supersedes all prior agreements, discussions and documents relating thereto. No Party hereto will be entitled to punitive, exemplary, special, unforeseen, incidental, indirect or other consequential damages.

18. Severability. If any provision of this Agreement is found to violate any statute, regulation, rule, order or decree of any governmental authority, court, agency or exchange, such invalidity shall not be deemed to affect any other provision hereof or the validity of the remainder of this Agreement, and such invalid provision shall be deemed deleted herefrom to the minimum extent necessary to cure such violation.

19. Successors. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns. Neither Party may assign or transfer, directly or indirectly, its rights or obligations under this Agreement without the prior written consent of the other Parties except as provided herein; provided, however, the Sponsor may assign its rights and obligations under this Agreement, in whole or in part, to any affiliated investment funds of the Sponsor or any investment vehicles of the Sponsor or such funds (other than any portfolio companies of the Sponsor or such funds) and, subject to the prior written consent of the other Party, any other co-investors of the Sponsor (as the case may be). No assignment will relieve the assignor of its obligations hereunder.

20. No Third Party Beneficiaries. Unless otherwise specifically provided herein, the Parties hereto each agree and acknowledge that nothing herein expressed or implied is intended to confer upon or give any rights or remedies to persons not Party to this agreement under or by reason of this Agreement.

21. No Partnership or Agency. The Parties are independent and nothing in this Agreement constitutes a Party as the trustee, fiduciary, agent, employee, partner or joint venturer of the other Party.

22. Termination.

(a) If the Parties are unable to agree either (i) as between themselves upon the material terms of the Transaction for the Transaction, or (ii) with the Special Committee on the material terms of a Transaction which the Special Committee agrees to recommend to the public shareholders of the Company, a Party may cease its participation in the Transaction by delivery of a written notice to the other Party and this Agreement shall terminate with respect to such withdrawing Party.

(b) This Agreement shall also terminate upon the earliest to occur of (i) a written agreement among the Parties to terminate this Agreement, and (ii) the closing of the Transaction.

(c) Upon termination of this Agreement pursuant to Section 22(a) above, Sections 2 and Sections 6, 8 to 23 shall continue to bind the Parties. Upon termination of this Agreement pursuant to Section 22(b) above, Sections 6, 8 to 23 shall continue to bind the Parties. Other than as set forth in the foregoing or in respect of a breach of this Agreement by any Party prior to the termination of this Agreement with respect to such Party, the Parties shall not otherwise be liable to each other in relation to this Agreement.

23. Certain Definitions. In this Agreement:

“Competing Transaction” shall mean (i) any direct or indirect acquisition by any person or entity of 10% or more of the Securities of the Company or any of its material subsidiaries or all or significant portion of its assets, and (ii) a recapitalization, restructuring, merger, consolidation or other business combination involving the Company or any of its subsidiaries, in either case other than the Transaction.

“Exclusivity Period” shall mean the period beginning on the date hereof and ending on the first to occur of: (i) the date eight months after the date hereof, and (ii) the mutually agreed termination of this Agreement.

“Representatives” shall mean, with respect to a person, such person’s employees, directors, officers, partners, members, nominees, agents, advisors (including but not limited to legal counsel, accountants, consultants and financial advisors), financing sources, and any representatives of the foregoing. The Representatives shall include the Advisors as defined in Section 1(b).

“Securities” shall mean Shares, warrants, options and any other securities which are convertible into, exchangeable, or exercisable for Shares in the Company.

“Shareholder Shares” shall mean all capital stock of the Company owned by the Shareholder as of the date hereof either directly or indirectly.

“Shareholders’ Agreement” shall mean the Memorandum and Articles of Association of Bidco and a shareholders’ agreement among the Parties that would, among other things, govern the relationship of the shareholders in Bidco, following the consummation of the Transaction, and that would contain provisions customary for transactions of this type.

“Shares” shall mean the issued and outstanding ordinary shares, par value US$0.01 per share, of the Company.

“Sponsor” shall mean FountainVest and any other additional Consortium member(s) added as a “Sponsor” under this Agreement in accordance with Section 3 hereof. Unless the context otherwise requires, and except as may otherwise be agreed by the terms of adherence in accordance with Section 3 hereof, references to “Sponsor” shall refer to “Sponsors” in the event an additional Sponsor is added.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

SHAREHOLDER:

YU CHUAN YIH

/s/ Yu Chuan Yih

ADDRESS:

Unit #12, 12/F, Block A
Focal Industrial Centre
21 Man Lok Street
Hung Hom, Kowloon, Hong Kong
Email: yih@ljintl.com
Fax: 852-2764-3783

[Signature Page to Consortium Agreement]

THE SPONSOR:

URBAN PROSPERITY HOLDING LIMITED

By:	/s/ Kui Tang
	Name:	Kui Tang
	Title:	Director

ADDRESS:

Walker House
87 Mary Street
George Town
Grand Cayman KY1-9005
Cayman Islands

With a copy to:

Suite 705-708 ICBC Tower
3 Garden Road
Central, Hong Kong
Attention: Mr. George Chuang / Mr. Edward Yu / Mr. Brian Lee
Facsimile: 852-3107-2490
Email: georgechuang@fountainvest.com / EdwardYu@fountainvest.com / brianlee@fountainvest.com

[Signature Page to Consortium Agreement]

Schedule A

Share Ownership Schedule

	Shares Held of Record	Other Securities

Yu Chuan Yih	3,390,053	Nil